UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

GENIE ENERGY LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modification to Rights of Security Holders.

On October 11, 2012, Genie Energy Ltd. (the “Company”), in connection with the consummation of its previously announced Exchange Offer, filed a Certificate of Designation with respect to its Series 2012-A Preferred Stock (the “Certificate of Designation”). The Company will issue up to 1,607,754 shares of its newly designated Series 2012-A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), in exchange for an equal number of shares of Class B common stock tendered in the Exchange Offer. Each share of the Preferred Stock will have a liquidation preference of $8.50 (the “Liquidation Preference”), will be entitled to receive an annual dividend per share equal to the sum of (i) $0.6375 (the “Base Dividend”) plus (ii) seven and one-half percent (7.5%) of the quotient obtained by dividing (A) the amount by which the EBITDA for a fiscal year of the Company’s retail energy  business exceeds $32 million by (B) 8,750,000 (the “Additional Dividend”), payable in cash and will be redeemable, in whole or in part, at the option of the Company following the fifth anniversary of issuance. However, the Company may redeem all or any portion of the Preferred Stock between the fourth and fifth annual anniversaries of the issue date at 101% of the Liquidation Preference plus all accrued and unpaid dividends.

Pursuant to the Certificate of Designation, during any period when the Company has failed to pay a dividend and until all unpaid dividends have been paid in full the Company will be prohibited from paying dividends or distributions on the Company’s Class B or Class A common stock.

The Base Dividend will be payable (if declared by the Company’s Board of Directors, and accrued, if not declared) quarterly, on each February 15, May 15, August 15 and November 15, commencing with February 15, 2013 (which will be prorated for the portion of the Company’s fourth fiscal quarter during which the Preferred Stock is outstanding), and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for fiscal 2012).

With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Preferred Stock will be equal in rank to all other equity securities the Company issues, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon the Company’s liquidation, dissolution or winding up; senior to the Company’s common stock; and junior to all of the Company’s existing and future indebtedness.

Each share of Preferred Stock will have the same voting rights as a share of Class B common stock, except on certain matters that only impact the Company’s common stock, as well as additional voting rights on specific matters or upon the occurrence of certain events.

The foregoing summary of the Certificate of Designation is not complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 11, 2012, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges, qualifications, restrictions and limitations of the Series 2012-A Preferred Stock. The Certificate of Designation became effective with the Secretary of State of the State of Delaware upon filing. A copy of the Certificate of Designation is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
3.1	Certificate of Designation of Series 2012-A Preferred Stock of Genie Energy Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

	By:	/s/ Claude Pupkin
Name: Claude Pupkin
Title: Chief Executive Officer

Dated: October 11, 2012

EXHIBIT INDEX

Exhibit No.	Document
3.1	Certificate of Designation of Series 2012-A Preferred Stock of Genie Energy Ltd.